Exhibit 99.1

Unum Therapeutics Transfers BOXR Cell-Based Therapy Technology to SOTIO

Transaction focused on the BOXR technology including lead program BOXR1030

Company fully focused on the development of small molecule precision kinase inhibitors to treat a range of genetically driven diseases

Peter Harwin appointed as Board Chair

CAMBRIDGE, Mass., August 31, 2020 – Unum Therapeutics Inc. (Nasdaq: UMRX), a biopharmaceutical company focused on developing novel, best-in-class precision kinase inhibitors for a range of patients living with cancer and other unmet medical needs, announced today the sale of its cell-based BOXR programs to SOTIO, a clinical stage immuno-oncology company owned by PPF Group. Under the terms of the agreement, SOTIO will make an upfront payment of $8.1 million for the BOXR technology and will assume development of Unum’s lead candidate, BOXR1030, which is on track for near-term entry into the clinic. In addition, Unum will be eligible to receive downstream milestones of up to $3.4 million. The sale to SOTIO will enable it to further advance its goal to develop the next generation of potent immunotherapies for patients with cancer. Unum will retain its antibody coupled T cell receptor (ACTR) technology and continues to explore strategic opportunities for the technology and assets. The sale is final as of August 28, 2020.

“Within the past year, we have explored a range of strategic opportunities for our BOXR technology and programs, and we believe SOTIO has the clinical expertise to accelerate the development of this program, including BOXR1030, in multiple clinical trials for the benefit of patients,” said Chuck Wilson, Ph.D., President and CEO of Unum. “We are extremely proud of the BOXR technology and programs and would like to thank all of our employees, and investors for not only supporting our vision, but advancing it as well. We look forward to SOTIO’s progress on the BOXR programs in the future.”

SOTIO will assume responsibility for a portion of Unum’s facilities in Cambridge, MA to advance the BOXR programs, and certain Unum staff associated with the BOXR programs will transition to SOTIO to continue their work on the programs. Unum will retain certain staff and space in its Cambridge facilities as it refocuses on the development of small molecule precision kinase inhibitors, including its lead program PLX9486.

On July 6, 2020, Unum announced the completion of the acquisition of Kiq LLC, as part of a strategic pivot to focus on precision kinase inhibitors. Certain Unum stockholders of record at the time of the acquisition were granted a non-tradeable contingent value right (CVR). Holders of the CVR will be entitled to receive certain stock and/or cash payments from net proceeds received by Unum related to the disposition of Unum’s cell therapy assets for a period of three years following the closing of the transaction.

Net proceeds from the sale of BOXR will be reinvested into the development of PLX9486 as part of Unum’s focus on the development of small molecule precision kinase inhibitors to treat a range of genetically driven diseases. Additional operational updates will be provided in the upcoming months.

In addition, Unum appointed Peter Harwin, Co-founder and Managing Member, Fairmount Funds Management LLC as Board Chair. Harwin played an integral role in the recent acquisition of Kiq and will help guide the future vision of the company in delivering best-in-class therapies for patients with genetically defined diseases. Prior to founding Fairmount in 2016, Harwin served as a member of the investment team at Boxer Capital, a biotechnology unit of the Tavistock Group, and he currently serves as a strategic advisor to Quellis Biosciences Inc. and Dianthus Therapeutics, Inc. Harwin also serves on the board of directors of Viridian Therapeutics, Inc.

About BOXR and BOXR1030

Unum Therapeutics’ novel cell therapy programs address the major scientific obstacles in traditional T cell therapies. Scientists have discovered that the solid tumor microenvironment is highly immunosuppressive, blocking T cells from functioning as they should. The BOXR technology (Bolt-on Chimeric Receptor) addresses this issue by incorporating “bolt-on” transgenes to enhance intrinsic T cell functionality and overcome multiple mechanisms of immunosuppression in the solid tumor microenvironment. BOXR transgenes can then be engineered with therapeutic T cells, such as CAR T cells, to improve the functionality of T cell therapies, particularly in the solid tumor microenvironment. BOXR1030, the first product candidate from BOXR, contains the novel “bolt-on” enzyme called glutamic-oxaloacetic transaminase 2 (GOT2) that aims to improve intrinsic T cell function in the solid tumor microenvironment through enhanced metabolism. GOT2 plays a central metabolic role by linking multiple pathways involved in biosynthesis and cellular energy production.

About Unum Therapeutics

Unum Therapeutics is a biopharmaceutical company focused on developing a pipeline of novel, best-in-class precision kinase inhibitors for a range of patients living with cancer and other unmet medical needs. Unum’s most advanced program, PLX9486, is a highly potent and selective KIT D816V inhibitor in development to treat systemic mastocytosis and GIST patients. Unum is headquartered in Cambridge, MA.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: uses of proceeds; future product development plans; and any future payouts under the CVR. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Unum’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Media contact:

Amanda Sellers

asellers@vergescientific.com

301.332.5574

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